                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   CNA FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           CNA FINANCIAL CORPORATION

                               -----------------

                     NOTICE OF ANNUAL MEETING--MAY 3, 1995

TO THE STOCKHOLDERS OF
  CNA FINANCIAL CORPORATION:

    You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the annual meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 308, Chicago, Illinois, on Wednesday, May 3, 1995 at 11:00 a.m., Chicago time, for the following purposes:

    (1) To elect ten Directors;

    (2) To ratify the appointment of Deloitte & Touch LLP as independent auditors for the Company; and

    (3) To transact such other business as may properly come before the meeting.

    Only Stockholders of record at the close of business on March 10, 1995 are entitled to notice of, and to vote at, this meeting.

    It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to date and sign the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

                                                    By the order of the Board of
                                                                      Directors,

                                                     DONALD M. LOWRY
                                                      SENIOR VICE PRESIDENT,
                                                      SECRETARY
                                                      AND GENERAL COUNSEL

Chicago, Illinois
March 29, 1995

                           CNA FINANCIAL CORPORATION
           ADMINISTRATIVE OFFICES: CNA PLAZA, CHICAGO, ILLINOIS 60685

                              -------------------

                                PROXY STATEMENT
                          ANNUAL MEETING--MAY 3, 1995

    The Board of Directors of CNA Financial Corporation ("CNA" or the "Company") submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

    The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

    Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder's specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of mailing of this Proxy Statement is March 29, 1995.

    On March 10, 1995, the Company had outstanding 61,798,262 shares of common stock ("Common Stock"). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 10, 1995 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

    In accordance with the Company's by-laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matter to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

    The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth.

                                                                                      AMOUNT
                                                                                   BENEFICIALLY
                     NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNED        PERCENT OF CLASS
-------------------------------------------------------------------------------  -----------------  -----------------
Loews Corporation ("Loews") (1)................................................       51,994,360               84%
 667 Madison Avenue
 New York, New York 10021

The Equitable Companies Incorporated...........................................        4,346,367                7%
 ("Equitable") (2)
 787 Seventh Avenue
 New York, New York 10019

------------------------

    (1) This information is as of January 26, 1995.

    (2) This information is as of December 31, 1994 and is based on a report filed with the Securities and Exchange Commission. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 4,340,300 shares, shared voting power with respect to 1,400 shares and sole dispositive power with respect to 4,346,367 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

    Since Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management's nominees for the Board of Directors' and FOR the ratification of the appointment of Deloitte & Touch LLP as the Company's independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters which may come before the meeting.

    The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of February 23, 1995, based on data furnished by them.

                                                              SHARES OF THE COMPANY'S
                                                             COMMON STOCK BENEFICIALLY
                                                                 OWNED DIRECTLY OR
                           NAME                                     INDIRECTLY
----------------------------------------------------------  ---------------------------
Antoinette Cook Bush......................................                   0
Dennis H. Chookaszian.....................................               1,000(a)
Philip L. Engel...........................................                 400
Robert P. Gwinn...........................................                 307
Carolyn L. Murphy.........................................               2,000
Edward J. Noha............................................                 450(a)
Richard L. Thomas.........................................               1,700(b)
James S. Tisch............................................                   0(a)
Laurence A. Tisch.........................................                   0(c)
Preston R. Tisch..........................................                   0(c)
Jae L. Wittlich...........................................                   0
Marvin Zonis..............................................                   0
All Officers and Directors as a group (14 persons
 including those listed above)............................               5,857

    Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see page 2.

    (a) James S. Tisch owns 40,000 shares of Loews Common Stock which is less than 1% of the outstanding stock of Loews. He is the son of Laurence A. Tisch. Dennis H. Chookaszian owns 2,000 shares of Loews Common Stock. Edward J. Noha owns 750 shares of Loews Common Stock.

    (b) Mr. Thomas' wife owns 1,100 shares of CNA Common Stock and 1,500 shares of Loews Common Stock in which he disclaims any beneficial interest. Mr. Thomas owns 1,700 shares of Loews Common Stock.

    (c) Laurence A. Tisch, and his brother, Preston R. Tisch, are the beneficial owners of an aggregate of approximately 32% of the outstanding stock of Loews.

                             ELECTION OF DIRECTORS

    The By-Laws provide that the number of Directors which shall constitute the whole Board shall be ten. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next annual meeting of Stockholders and until his successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the ten nominees hereinafter named. All Directors were elected at the last Annual Meeting of Stockholders.

    Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

    Set forth below is the name, principal occupation and business experience during the past five years and certain other information for each nominee.

    ANTOINETTE COOK BUSH, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. since 1993. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She was Staff Counsel of the Committee from March 1987 to December 1990. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees. Age 38.

    DENNIS H. CHOOKASZIAN, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since September 1992. From November 1990 to September 1992, Mr. Chookaszian was President and Chief Operating Officer of the CNA Insurance Companies. Prior thereto, he was Vice President and Controller of the Company and its insurance subsidiaries since 1975. He serves on the Executive and Finance Committees. Mr. Chookaszian has served as a Director since 1990. Age 51.

    PHILIP L. ENGEL, President of the CNA Insurance Companies since September 1992. From November 1990 until September 1992 he was Executive Vice President of the CNA Insurance Companies. He serves on the Executive and Finance Committees. Mr. Engel has served as a Director since 1992. Age 54.

    ROBERT P. GWINN, Retired Chairman of the Board and Chief Executive Officer of Encyclopaedia Britannica, Chicago, Illinois. He is a member of the Executive, Finance and Audit Committees. Mr. Gwinn has served as a Director since 1967. Age 87.

    EDWARD J. NOHA, Chairman of the Board of CNA since September 1992. Prior to that time and since February 1975, Mr. Noha was Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha serves on the board of Loews and Eagle Finance Corp. He is a member of the Executive and Finance Committees. Mr. Noha has served as a Director since 1975. Age 67.

    RICHARD L. THOMAS, Chairman and Chief Executive Officer of The First National Bank of Chicago ("FNBC") and First Chicago Corporation. He also serves on the board of Sara Lee Corporation. He serves on the Finance and Executive Committees and is Chairman of the Audit Committee. Mr. Thomas has served as a Director since 1970. Age 64.

    JAMES S. TISCH, President and Chief Operating Officer of Loews since October 1994. Prior to that, he was Executive Vice President of Loews. He is a Director of Loews and Champion International Corporation. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 42.

    LAURENCE A. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews and Chairman, President and Chief Executive Officer of CBS Inc. ("CBS"). He is the Chief Executive Officer of CNA. He is a director of Automatic Data Processing, Inc., CBS, Bulova Corporation ("Bulova"), a 97% owned subsidiary of Loews, Petrie Stores Corporation and Federated Department Stores, Inc. He serves on the Executive and Finance Committees. Mr. Tisch has served as a Director since 1974. Age 72.

    PRESTON R. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. Prior to October 1994, he had been President and Co-Chief Executive Officer of Loews since March 1988. He was Postmaster General of the United States from August 1986 to February 1988. Prior thereto he had served as President and Chief Operating Officer of Loews since 1969 and a Director since 1960. He is a director of CBS, Bulova, Hasbro, Inc., and Rite Aid Corporation. He is Chairman of the Executive Committee and serves on the Finance Committee. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. Age 68.

    MARVIN ZONIS, Professor of international political economy at the Graduate School of Business at the University of Chicago. He has been a Director since 1993. He is a member of the Executive, Finance and Audit Committees. Age 58.

COMMITTEES AND MEETINGS

    The Audit Committee is a standing committee and is charged with the responsibility of administering corporate policy in matters of accounting and control. The Audit Committee functions as the liaison with the Company's independent auditors. The members of the Audit Committee are: Richard L. Thomas (Chairman), Antoinette Cook Bush, Robert P. Gwinn and Marvin Zonis.

    The Company does not have standing nominating or compensation committees. The functions normally assigned to these committees are performed by the Executive Committee or by the full Board.

    The Board of Directors met five times in 1994. The Finance Committee met four times and the Audit Committee met two times in 1994. All of the current Directors, except Richard L. Thomas and Preston R. Tisch, attended at least 75% of the Board and Committee meetings.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company as of December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                                 -----------------------     ALL OTHER
                                                                BONUS      COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR    SALARY        (B)            (C)
-----------------------------------------  ----  ----------  -----------   -------------
Laurence A. Tisch (a)                      1994      --         --         $  26,000    (d)
  Chief Executive Officer of               1993      --         --            21,500
  CNA Financial Corporation                1992      --         --            21,500
Dennis H. Chookaszian (e)                  1994  $1,242,091     --            51,939
  Chairman of the Board                    1993   1,132,716  $350,000(f)      51,984
  Chief Executive Officer                  1992     738,333    70,000         31,010
  CNA Insurance Companies
Philip L. Engel (g)                        1994     825,539     --            34,661
  President                                1993     760,171    90,000         36,397
  CNA Insurance Companies                  1992     605,833    70,000         25,445
Carolyn L. Murphy                          1994     558,333     --            23,380
  Senior Vice President                    1993     528,333   180,000         22,190
  CNA Insurance Companies                  1992     525,000    70,000         22,050
Jae L. Wittlich                            1994     464,842     --            18,900
  Senior Vice President                    1993     438,333   140,000         18,410
  CNA Insurance Companies                  1992     412,500    60,000         17,325

(a) Mr. Tisch does not receive a salary from the Company. CNA reimburses Loews for the services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions" above. The reimbursement for 1994 included approximately $57,700 in relation to Mr. Tisch's services to CNA.
(b) Represents amounts awarded under the Long Term Award Plan for the respective years. The Long Term Award Program was instituted in 1990 to provide cash awards to key executives in recognition of individual performance and contribution to long term results. Awards were made on a discretionary basis and were approved by the Chairman and Chief Executive Officer of the CNA Insurance Companies. The amounts shown include both the 1992 and 1993 Awards granted in April 1993 and December 1993, respectively. The Awards granted to Messrs. Chookaszian and Engel recognized services rendered prior to October 1, 1992. These and all previously awarded but unpaid amounts were paid in 1993 when the Plan was terminated.
(c) Represents amounts contributed or accrued for fiscal 1994, 1993 and 1992 for the named officers under the Company's savings plan and related supplemental savings plan.
(d) Entirely represents only director's fees paid to Mr. Tisch in 1994, 1993 and 1992. No contributions are made to the Company's savings plan or related supplemental savings plan on behalf of Mr. Tisch.
(e) Mr. Chookaszian became Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies on September 30, 1992. He had previously been President and Chief Operating Officer.
(f)  Includes a $250,000 bonus paid to Mr. Chookaszian in 1993.
(g) Mr. Engel became President of the CNA Insurance Companies on September 30, 1992. He had previously been Executive Vice President.

EMPLOYMENT CONTRACTS

    An employment agreement with Mr. Chookaszian effective October 1, 1992 and expiring on September 30, 1995, provides for a base salary of $1.1 million in the first year; $1.2 million in the second year and $1.3 million in the third year. An employment agreement with Mr. Engel effective October 1, 1992 and expiring on September 30, 1995, provides for a base salary of $740,000 in the first year; $800,000 in the second year; and $870,000 in the third year. Each of the agreements requires the Company to provide long term disability insurance and permits the employee to participate in other benefit programs offered by the Company to its employees. The Company may terminate each agreement without cause at any time, in which event the Company would be required to continue to make payments to the employee for a period of three years from the date of termination at the rate per year in effect at the time of such termination. The fixed salary amounts were negotiated between the parties in 1992 and payment thereof is independent of any corporate performance factors.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    The Company has no compensation committee. The compensation of the Chairman and Chief Executive Officer and of the President of the CNA Insurance Companies, Dennis H. Chookaszian and Philip L. Engel respectively, was reviewed and approved by the Board of Directors of the Company. Mr. Chookaszian and Mr. Engel abstained from the vote of the Board. The compensation of the other executive officers of the CNA Insurance Companies is established by Mr. Chookaszian as Chairman and Chief Executive Officer of the CNA Insurance Companies. The Company's executive compensation consists of a base salary and an incentive bonus program. Executive officers may also participate in the Company's
Employees' Savings Plan, Supplemental Savings Plan, Retirement Plan and Supplemental Retirement Plan with other salaried employees. There is no stock option program. Any bonus amounts paid to Mr. Chookaszian are determined by the Chief Executive Officer based on his review and appraisal of the overall performance of the executive in the prior year.

    Under an amendment to the Internal Revenue Code which became effective in 1994, compensation in excess of $1,000,000 per year to certain executive officers of public companies may not be taken as a tax deduction unless that compensation is paid pursuant to a performance based plan meeting requirements established under the tax code. The compensation payable under the employment agreement with Mr. Chookaszian will exceed the tax code deductibility limit. No formula derived compensation plan has been adopted with respect to Mr. Chookaszian.

    The Company's compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA's standards of quality and value-added customer service. It is CNA's objective to have a compensation policy which is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that rewards individuals with respect to attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company's long term success.

    The Chairman and Chief Executive Officer of the CNA Insurance Companies establishes the compensation for the other executives following a systematic process to establish an annual salary plan for the Company's senior executives. He is assisted in developing the plan by the Company's Human Resources staff. The plan is based on insurance industry, general industry and nationally published and customized surveys of total annual compensation (salary plus incentive bonus payments). Such surveys include large financial, manufacturing and service organizations. Three of such surveys include two of the four companies included in the Standard & Poor's Multi-Line Insurers Index (see "Stock Price Performance Graph" below). These companies represent the organizations with which CNA competes for talent in non-insurance positions. This information, in conjunction with performance judgments as to past and expected future contributions of the individual executive, is used to develop an annual salary plan. The objective of CNA's plan is to set base salary levels to be competitive with the average total annual compensation (base salary plus incentive bonus payments) levels reported in the surveys. In addition, the Human Resources staff periodically reviews with independent compensation consultants the overall competitiveness of the salary plan. Because CNA uses this market pricing approach to determine appropriate executive pay levels, CNA does not use formal salary ranges, with attendant minimums, midpoints and maximums to determine pay levels or annual increase amounts. Generally, the actual total annual compensation level for executive officers for the last fiscal year were consistent with the policy. On an individual basis the actual total annual compensation may be greater or less than the total annual compensation reported in the surveys as incentive bonus payments for survey companies fluctuate from year to year based on business results.

    As noted in the Summary Compensation Table, Laurence A. Tisch, the Company's Chief Executive Officer, does not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Chairman of the Board and Co-Chief Executive Officer. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions," below.

By the Board of
Directors:                Antoinette Cook Bush   Edward J. Noha        Laurence A. Tisch
                          Dennis H. Chookaszian  Richard L. Thomas     Preston R. Tisch
                          Philip L. Engel        James S. Tisch        Marvin Zonis
                          Robert P. Gwinn

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. L. A. Tisch, D. H. Chookaszian, and P. L. Engel, each of whom are Directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Mr. Noha, a Director of the Company, formerly served as an officer of the Company or its subsidiaries. Mr. L. A. Tisch, Director and Chief Executive Officer of the Company, also serves as a Director and Co-Chief Executive Officer of Loews. See "Certain Transactions," below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

                              CERTAIN TRANSACTIONS

    During 1994 CNA paid FNBC $643,217 for various trust and banking services, including services as transfer agent and registrar for the Company's Common Stock. FNBC and certain affiliates paid premiums, at standard rates, and administrative service fees to Continental Casualty Company and Continental Assurance Company and their subsidiaries aggregating approximately $2,173,415 (of which $313,442 represented contributions by employees) in 1994.

    Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the "Services Agreement") with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA's Audit Committee. The last such review took place in February 1995 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $140,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $1,680,000 for services performed during 1994, and $44,000 for travel and similar expenses incurred during that period. During 1994 Loews paid premiums on insurance and administrative services to the CNA Insurance Companies at standard rates aggregating approximately $5,721,420.

    In January 1980 the Loews ownership of the voting securities of CNA exceeded 80% which required the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews for 1980 and subsequent years. In February 1980, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement which provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax which would have been payable by CNA if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days' prior written notice. In 1994, the inclusion of CNA and its eligible subsidiaries in the consolidated federal tax return of Loews resulted in reduced federal income tax liability for Loews. Accordingly, CNA has received or will receive approximately $84 million from Loews under the tax allocation agreement.

    CNA has reimbursed to Loews approximately $6,590,000 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred by Loews during 1994 in maintaining New York City investment facilities and services for CNA at the Loews offices.

    From time to time insurance subsidiaries of CNA have made media expenditures for advertising on CBS owned and affiliated stations. Such expenditures aggregated approximately $2,909,550 during 1994. In 1990 CBS selected, pursuant to a competitive bidding process, CNA to be the carrier for a basic and supplemental group life insurance program for both active employees and retirees. In 1994 premiums paid to CNA for this program were $2,828,470 for active employees and $713,740 for retirees. Also, CBS paid premiums to insurance subsidiaries of CNA in the amount of $257,508 in 1994 for certain property and casualty insurance coverage and surety bonds. In 1994, CNA provided CBS with group long-term care insurance, the full cost (aggregating approximately $273,257 in premium) of which was paid by participants. CNA also provides CBS with group long term disability and accidental death and dismemberment insurance. Total premium paid for these policies in 1994 was 497,880. Loews owns approximately 18% of the common stock of CBS.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    A report required under the Securities Exchange Act of 1934 relating to the purchase in 1994 of shares of Common Stock by Carolyn Murphy, an executive officer of the Company, was filed in an untimely manner.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the total return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S & P 500") and the Standard & Poor's Multi-Line Insurance Index for the five years ended December 31, 1994. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1989 and that dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CNA      S&P 500   MULTI-LINE INSURANCE
89               100        100                   100
90             70.03      96.89                  82.3
91               100     126.42                109.84
92               100     136.05                125.39
93             79.08     149.76                140.23
94              66.2     151.74                 147.5

RETIREMENT PLAN

    CNA provides a funded, tax qualified, non-contributory retirement plan for all salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Supplemental Retirement Plan.

    The Retirement Plan provides for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNA). Compensation under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under "Salary" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plan for various compensation levels and years of credited service, based upon normal retirement in 1994 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plan also allows the participant to elect payment to be made in a joint and contingent (or survivor) annuitant form where the contingent (or survivor) annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                               PENSION PLAN TABLE

                                             NORMAL RETIREMENT IN 1995
                                            ESTIMATED ANNUAL PENSION FOR
                                      REPRESENTATIVE YEARS OF CREDITED SERVICE
                             ----------------------------------------------------------
AVERAGE ANNUAL COMPENSATION      15          20          25          30          35
---------------------------  ----------  ----------  ----------  ----------  ----------
       $     400,000         $  116,979  $  155,971  $  194,964  $  207,291  $  219,618
             500,000            146,979     195,971     244,964     260,625     276,285
             600,000            176,979     235,971     294,964     313,958     332,952
             700,000            206,979     275,971     344,964     367,292     389,619
             800,000            236,979     315,971     394,964     420,625     446,286
             900,000            266,979     355,971     444,964     473,959     502,953
           1,000,000            296,979     395,971     494,964     527,292     559,620
           1,100,000            326,979     435,971     544,964     580,626     616,287
           1,200,000            356,979     475,971     594,964     633,959     672,954
           1,300,000            386,979     515,971     644,964     687,293     729,621

    The amounts in the table reflect deductions for estimated Social Security payments.

    Mr. Chookaszian, Mr. Engel, Ms. Murphy and Mr. Wittlich have 19, 29, 17 and 17 years of credited service, respectively.

DIRECTOR COMPENSATION

    CNA directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 1994 of $20,000. In addition, members of committees received the following annual retainers: Finance $3,000; Executive $3,000; and Audit $1,500. Messrs. Chookaszian and Engel, as employees of CNA, do not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

    In February 1991 Mr. Noha entered into a Continuing Service Agreement with CNA under which Mr. Noha's employment status with CNA was converted on October 1, 1992 (the "Commencement Date") to that of an independent contractor providing consulting and other specified services to CNA. The Continuing Service Agreement contemplates that Mr. Noha will serve as Chairman of the Board of Directors, but not as an officer, of CNA following the Commencement Date. Pursuant to the Agreement, which will expire on September 20, 2002, Mr. Noha (or his estate in the event of his death) will be paid a fee at the rate of $1,570,000 per annum reduced by the retirement benefits payable to Mr. Noha under his Employment Agreement and CNA's Retirement Plan and Supplemental Retirement Plan. During the last fiscal year, services provided by Mr. Noha under this Agreement consisted of providing the assistance and advice as delineated in the Agreement and promoting and assisting the Company with respect to its position in the Chicago business community. In this regard, Mr. Noha served as a member of numerous organizations including the Chicago Manufacturing Center, the Illinois Business Roundtable and Chairman of the Economic Development Commission of the City of Chicago.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Deloitte & Touch LLP was CNA's independent auditing firm for the fiscal year 1994 and has been recommended by the Audit Committee to perform the audit for the 1995 fiscal year. This recommendation has been accepted and approved by the Board of Directors, subject to ratification by the Stockholders. Deloitte & Touch LLP and its predecessors have served as the Company's independent auditors since 1976. The Board of Directors recommends that the appointment of Deloitte & Touch LLP be ratified by the Stockholders. If the appointment of the firm of Deloitte & Touch LLP is not approved or if that firm shall decline to act or their employment be otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touch LLP will be present at the Annual Meeting and will be extended the opportunity to make a statement if they so desire and will respond to appropriate questions raised at the Meeting.

                                 OTHER MATTERS

    The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

    The cost  of this  solicitation of  proxies will  be borne  by the  Company.
Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out of pocket expenses and reasonable clerical expenses.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Stockholder proposals for inclusion in proxy materials for the 1996 Annual Meeting should be addressed to the Company's Senior Vice President, Secretary and General Counsel, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received before November 30, 1995.

                                             By order of the Board of Directors,

                                                     DONALD M. LOWRY
                                                      SENIOR VICE PRESIDENT,
                                                      SECRETARY
                                                      AND GENERAL COUNSEL

Chicago, Illinois
March 29, 1995

PROXY

                        CNA FINANCIAL CORPORATION PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING, MAY 3, 1995, CHICAGO, ILLINOIS

The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and D.H.Chookaszian, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza, (333 South Wabash Avenue), Chicago, Illinois, on May 3, 1995, at 11:00 A.M., or at any adjournment thereof as follows:

             Election of Directors. Nominees:

             Antoinette Cook Bush, Dennis H. Chookaszian,
             Philip L. Engel, Robert P. Gwinn, Edward J. Noha,
             Richard L. Thomas, James S. Tisch, Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

                                                               ----------------
                                                               SEE REVERSE SIDE
                                                               ----------------

/X/  PLEASE MARK YOUR                                                      4952
     VOTES AS IN THIS
     EXAMPLE.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR the Election of Directors and proposal 2.
--------------------------------------------------------------------------------

1.  Election of Directors       FOR  / /     WITHHELD  / /
    (see reverse)

2.  Approval of                 FOR   / /    AGAINST  / /     ABSTAIN  / /
    independant
    accountants

For, except vote withheld from the following nominee(s):

------------------------





SIGNATURE(S)                                 DATE
            -------------------------------      ---------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.